Exhibit 99

October 26, 2011

Phoenix, Arizona

Knight Transportation Reports Revenue and Net Income for the Third Quarter Ended September 30, 2011

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest truckload transportation companies, today reported revenue and earnings for the third quarter ended September 30, 2011.

For the quarter, total revenue increased 18.7% to $227.1 million from $191.3 million for the same quarter of 2010.  Revenue before fuel surcharge increased 13.2% to $183.4 million compared to $162.1 million in the third quarter of 2010.  Net income per diluted share increased 4.7% to $0.21 compared to $0.20 for the same quarter of 2010.  Net income was approximately the same at $16.6 million compared to $16.7 million for the same quarter of 2010.

Year-to-date, total revenue increased 18.4% to $642.1 million from $542.4 million for the same period of 2010.  Revenue before fuel surcharge increased 12.8% to $516.3 million compared to $457.7 million for the same period of 2010.  Net income per diluted share decreased 2.6% to $0.52 compared to $0.53 for the same nine-month period of 2010.  For the nine-month period of 2011, net income decreased 4.6% to $42.8 million from $44.8 million for the same period of 2010.

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on September 2, 2011, paid on September 30, 2011.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

“We continued to grow our revenues and gain market share in the third quarter. This effort yielded a 13.2% increase in revenue before fuel surcharge. We improved our revenue per tractor excluding fuel surcharge by 4.6%, as a result of a 2.3% increase in miles per tractor and a 2.2% increase in revenue per total mile (not including fuel surcharge), as compared to the third quarter last year.

“Our objective is to be an industry leader in growth and profitability for each service and mode of truckload transportation we provide.  In our asset-based businesses we achieve this by operating with the lowest cost per mile while providing a premium level of service.  In our non-asset-based businesses our strategy is to leverage our existing network, customer relationships, and market teams to provide alternatives at a lower cost per transaction than our competitors.

 “On a consolidated basis, we produced an operating ratio of 84.9% compared to 83.2% for the same quarter last year.  Our dry van business produced an operating ratio of 82.4% compared to 81.8% for the same quarter last year on essentially flat revenue, excluding fuel surcharge.  Our refrigerated business produced an operating ratio of 85.4% compared to 84.2% for the same quarter last year on 18.6% revenue growth, excluding fuel surcharge.  Our port and rail services business produced an operating ratio of 89.7% compared to 88.5% for the same quarter last year on 22.4% revenue growth, excluding fuel surcharge.  Our brokerage business produced an operating ratio of 94.4% compared to 94.2% for the same quarter last year on 36.2% total revenue growth.  Our intermodal business continues to ramp up, but did not provide meaningful revenue in the quarter.   We measure operating ratio as operating expenses, net of trucking fuel surcharge, as a percentage of revenue before trucking fuel surcharge, except in our brokerage and intermodal businesses, where operating ratio is measured as total operating expense as a percentage of total revenue, including fuel surcharge.

"We are committed to providing our customers a broad and growing range of truckload services.  The more rapid growth of our port and rail services, brokerage, and intermodal businesses impacts our operating margin and returns because these businesses usually generate lower margins than our asset-based businesses, but they typically require less capital investment.

“Higher fuel prices have negatively impacted the industry for multiple consecutive quarters, and fuel surcharge programs have not adequately offset the cost.   When factoring in our company fuel expense, net of fuel surcharge, and the fuel expense included in our purchased transportation cost, increased fuel prices negatively impacted the operating ratio of our asset-based businesses by over 100 basis points when compared to the same period last year.  The U.S. National Average Diesel Fuel price per gallon for the third quarter increased 31.5% to $3.87 from $2.94 for the same period of 2010. We continue to mitigate the effects of rising fuel expense by effectively managing our fuel miles per gallon with an intense focus on reducing idle time, managing out of route miles, and improving the driving habits of our driving associates.  We also continue to update our fleet with more fuel efficient 2010 US EPA emission engines, install aerodynamic devices on our tractors, and trailer blades on our trailers, which lead to meaningful fuel efficiency improvements.

“Driver availability remains tight across the industry.  Nevertheless, we believe we are well-positioned to source, develop, and retain high quality drivers.  Our training and driver development programs, such as our Squire subsidiary, continue to enable us to source driving associates and develop them into Knight company drivers.  We also feel our decentralized model, regional freight lanes, and strong utilization provides us a competitive advantage to recruit and retain experienced driving associates.

“Our combined fleet finished the quarter with 3,939 tractors compared to 3,912 last year.  This includes owner-operators which grew from 426 tractors to 454 tractors in the third quarter this year, an increase of 6.6%.   We invested $64.1 million of net capital expenditures in the third quarter.  We took delivery of 578 new tractors and 249 new trailers in the quarter.  In 2011 we have purchased 4.6 million shares of our common stock of which 1.1 million shares were purchased in the third quarter.  As a result of the significant tractor replacement activity and shares repurchased in the quarter, we borrowed $50.0 million from our unsecured credit line at a weighted average variable annual percentage rate (APR) of 0.84%.  We estimate net capital expenditures to be in the range of $130 million for the year as we continue to refresh our fleet.  We expect our net capital expenditures to significantly decrease in 2012 as our newer fleet will require fewer replacement trucks.  Our gain on sale of revenue equipment increased to $1.8 million in the third quarter of 2011 from $1.6 million in the third quarter of 2010.

“We have returned $159.1 million to our shareholders in the form of quarterly dividends, special dividend, and stock repurchases over the twelve month period ending September 30, 2011.  Our cash balance at September 30, 2011 was $10.0 million and we ended the third quarter with $463.0 million of shareholders' equity.

 “We continue to evaluate strategic growth and acquisition opportunities to enhance the returns for our shareholders over time.  In this environment we feel well-positioned to capitalize on opportunities to grow revenues in each of our businesses.

“In the quarter we received the following awards from the American Trucking Association.  Knight Refrigerated received the first place award for National Truck Safety for carriers running 50 to 100 million miles and Knight Transportation received the third place award for National Industrial Safety for employers with over 1,000 employees.”

The company will hold a conference call on October 26, 2011 at 5:30 PM EDT, to further discuss its results of operations for the quarter ended September 30, 2011. The dial in number for this conference call is 1-877-743-0363. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investors.knighttrans.com/presentations, “Third Quarter 2011 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

INCOME STATEMENT DATA:	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	(Unaudited, in thousands, except per share amounts)

	2011	2010	2011	2010
REVENUE:
Revenue, before fuel surcharge	$183,436	$162,066	$516,285	$457,672
Fuel surcharge	43,707	29,233	125,814	84,726
TOTAL REVENUE	227,143	191,299	642,099	542,398

OPERATING EXPENSES:
Salaries, wages and benefits	55,428	53,468	162,219	153,632
Fuel expense - gross	59,726	44,585	169,503	128,795
Operations and maintenance	13,725	12,091	40,312	34,693
Insurance and claims	8,012	6,100	23,027	18,441
Operating taxes and licenses	3,634	3,596	11,239	10,214
Communications	1,376	1,341	4,097	4,054
Depreciation and amortization	19,115	16,955	55,941	52,885
Purchased transportation	35,304	23,099	95,544	58,903
Miscellaneous operating expenses	3,118	2,880	9,430	9,022
	199,438	164,115	571,312	470,639
Income From Operations	27,705	27,184	70,787	71,759

Interest income	130	487	937	1,426
Interest expense	(49)	-	(49)	-
Other (expense) income	(1)	(91)	7	571
Income before income taxes	27,785	27,580	71,682	73,756
INCOME TAXES	11,115	10,965	28,680	28,990
Net Income	16,670	16,615	43,002	44,766
Net (income)/loss attributable to noncontrolling interest	(107)	36	(224)	64
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$16,563	$16,651	$42,778	$44,830
Net Income Per Share
- Basic	$0.21	$0.20	$0.52	$0.54
- Diluted	$0.21	$0.20	$0.52	$0.53
Weighted Average Shares Outstanding
- Basic	79,895	83,590	82,136	83,482
- Diluted	80,212	84,403	82,621	84,317

BALANCE SHEET DATA:
	09/30/11	12/31/10
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$10,034	$28,013
Short-term investments	-	24,379
Accounts receivable, net	99,285	78,479
Notes receivable, net	1,166	1,391
Related party notes and interest receivable	2,868	3,038
Prepaid expenses	13,478	8,514
Assets held for sale	14,886	4,132
Other current assets	10,118	4,717
Income tax receivable	-	6,914
Current deferred tax asset	3,208	5,671
Total Current Assets	155,043	165,248

Property and equipment, net	526,934	483,709
Notes receivable, long-term	4,257	4,246
Goodwill	10,300	10,313
Intangible assets, net	5	52
Other assets and restricted cash	16,152	13,419
Total Assets	$712,691	$676,987

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$17,280	$7,571
Accrued payroll and purchased transportation	10,116	6,547
Accrued liabilities	15,693	11,075
Claims accrual - current portion	14,124	13,843
Dividend payable - current portion	74	1,433
Current debt	50,000	-
Total Current Liabilities	107,287	40,469

Claims accrual - long-term portion	10,132	10,168
Dividend payable - long-term portion	1,401	-
Deferred income taxes	130,903	118,886
Total Long-term Liabilities	142,436	129,054

Total Liabilities	249,723	169,523

Common stock	794	837
Additional paid-in capital	131,685	126,975
Accumulated other comprehensive (loss)/income	(308)	7
Retained earnings	330,642	379,714
Total Knight Transportation Shareholders' Equity	462,813	507,533
Noncontrolling interest	155	(69)
Total Shareholders' Equity	462,968	507,464
Total Liabilities and Shareholders' Equity	$712,691	$676,987

OPERATING STATISTICS:
	Three Months Ended Sept 30,		,	Nine Months Ended Sept 30,
	2011	2010	% Change	2011	2010	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

Average Revenue Per Tractor*	$40,823	$39,032	4.6%	$117,079	$113,571	3.1%

Non-paid Empty Mile Percent	10.7%	11.0%	-2.7%	10.6%	10.7%	-0.9%

Average Length of Haul	480	496	-3.2%	490	481	1.9%

Operating Ratio**	84.9%	83.2%		86.3%	84.3%

Average Tractors - Total	3,919	3,851		3,890	3,787

Tractors - End of Quarter:
Company	3,485	3,486		3,485	3,486
Owner - Operator	454	426		454	426
	3,939	3,912		3,939	3,912

Trailers - End of Quarter	8,951	8,751		8,951	8,751

Net Capital Expenditures (in thousands)	$64,107	$41,798		$97,981	$87,119

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands) ***	$32,501	$24,809		$97,977	$81,579

* Includes dry van, refrigerated, and port services revenue excluding fuel surcharge, brokerage revenue, intermodal revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying income statements.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this potentially volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

*** Adjusted cash flow from operations of $24,809 for prior year quarter ended September 30, 2010 does not include $22,253 decrease in short-term trading investments. This item is needed to tie back to cash flow from operations.

*** Adjusted cash flow from operations of $97,977 for the nine-month period ended September 30, 2011 does not include $24,379 decrease in short-term trading investments, and adjusted cash flow from operations of $81,579 for the comparative nine-month period ended September 30, 2010 does not include $3,448 increase in short-term trading investments. These are the reconciling items needed to tie back to cash flow from operations.

In the press release, we provided adjusted cash flow from operations excluding change in short-term investments.  The exclusion of the change in short-term investments is not in accordance with generally accepted accounting principles in the United States ("GAAP").  This non-GAAP financial measure is intended to supplement, but not substitute for, the most directly comparable GAAP measure.  We believe that the non-GAAP financial measure provides meaningful information to assist investors and analysts in understanding our financial results because it excludes an item that may not be indicative or is unrelated to our core operating results.  However, because non-GAAP financial measures are not standardized, investors are strongly encouraged to review our financial statements and publicly filed reports in their entirety and not rely on any single financial measure.  A reconciliation to the most closely-related GAAP measure is provided in the preceding paragraphs.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact: Dave Jackson, President & CFO, at (602) 269-2000

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